September 21, 1998


Mr. Geoffrey Foreman
2153 Larch Drive
Wooster, OH 44691

Dear Mr. Foreman:

         This letter will confirm Diamond Home Services, Inc.'s offer to you for the position of President and Chief Operating Officer reporting to me, C. Stephen Clegg, Chairman and Chief Executive Officer.

         This offer is contingent upon completion of a signed employment application, a satisfactory background check performed by Diamond and the Pinkerton Information Center, and your execution of the other documents previously sent to you. Please complete, sign, and return the Application for Employment, the Background Verification Acknowledgment and Authorization form and the other documents.

         The particulars of this offer are as follows:


POSITION:                  President and Chief Operating Officer of Diamond Home
                           Services, Inc. and Diamond Exteriors, Inc.

BASE ANNUAL
SALARY: $275,000 to be paid in equal semi-monthly installments commencing on date work actually commences.

BONUS:                     a) Signing Bonus:
                           $100,000 ($50,000 paid upon starting and, provided employment has not previously terminated, $25,000 to be paid at December 31, 1998, and $25,000 to be paid at June 30, 1999). Signing bonus to be promptly repaid if you voluntarily terminate your employment within two years of start date for the purpose of accepting new employment or retiring.

                           b) 1999 bonus:
                           At least 15% of the corporate executive bonus pool.

STOCK OPTION
GRANT: 120,000 shares under Incentive Stock Option Plan to be granted as of employment start date (to be treated as qualified options to extent permitted under ISO Plan and Internal Revenue Code, otherwise to be non-qualified)

                           Stock Price:          50,000 shares at the market
                                                 price on your employment start
                                                 date

                                                 50,000 shares at $13.00 per
                                                 share (IPO)

                                                 20,000 shares at $20.00 per
                                                 share

                           Vesting: Five years at 20% per year on each employment anniversary starting with the first anniversary of start date
                                                 (right to have unvested options
                                                 vest shall terminate upon
                                                 termination of employment)

                           Future options will be provided under the Incentive Stock Option Plan subject to the discretion of the Compensation Committee and the Board.

SEVERANCE:                 Employment is at will, meaning that your employment
                           can be terminated for any reason not legally prohibited or for no reason. If your employment is terminated during the first three years of employment, however, you will be entitled to one year's base salary as severance unless employment terminates as a result of resignation or for cause.
                           "Cause" shall mean indictment for or conviction of any felony or any crime involving moral turpitude;
                           material misrepresentations or material omissions in representations to the company or its board of directors; violation of a material company policy;
                           or, as a result of your gross negligence or willful misconduct, violation of any of your duties under applicable law to the company, its board, or its shareholders resulting in material economic harm to the company or in a materially adverse effect on the company, any business of the company, or any of the company's operations, properties, prospects, or business relationships.

GOVERNING LAW:             Illinois (without regard to conflicts of law
                           principles)

         In addition, Diamond will provide you with an auto allowance, full company benefits, and reasonable relocation expense reimbursement.

         Due to government regulations, all employees must provide evidence of identity and eligibility for employment within three days of hire. Please be prepared to complete the forms by bringing the required documents with you.

         Your signature below constitutes your representation that you have no non-compete or confidentiality obligations to Wayne-Dalton Corp. or any other former employer that restricts or precludes your ability to perform your duties as President and Chief Operating Officer as we have described those duties to be as of this date.

         We look forward to your joining us. Should you have any questions regarding the offer, please call me at 815/334-2405.

                                                  Sincerely,



                                                  C. Stephen Clegg

ACCEPTED:






Geoffrey H. Foreman